Exhibit 10.5

SES Holdings Pte. Ltd.

March 19, 2021

Qichao Hu

Re:	Employment as Chief Executive Officer

Dear Qichao:

The terms in this letter supersede all prior agreements you have entered into with SES Holdings Pte. Ltd. (the “Company”) and its subsidiaries in relation to your employment.

From the date hereof, you will be employed on the following terms and conditions.

1. Position. You will serve as Chief Executive Officer of the Company reporting directly to the Board of Directors. As a full-time employee of the Company, you will be expected to devote your full business time and energies to the business and affairs of the Company.

2. Base Salary. Contingent on your signing the attached Confidentiality, Assignment of Intellectual Property and Noncompetition Agreement (“NDA”) (which contains a non-compete provision), your annual base salary will increase to $350,000 (“Salary”). Such salary will be payable in accordance with the Company’s normal payment schedule for its employees. You will be an exempt employee under the Fair Labor Standards Act and related laws and as such will not be eligible for overtime pay.

3. Performance Bonus Compensation. During your employment, you may be considered annually for a performance bonus (the “Performance Bonus”). The Performance Bonus in any year, if any, will be determined by the Board of Directors of the Company (the “Board”) based on your performance and that of the Company, relative to milestones to be agreed upon between you and the Board, and otherwise in accordance with a general employee bonus program. The Performance Bonus compensation is expected to be up to 50% of your Base Salary, compensable via cash or equity, as determined by the Board.

4. Benefits; Vacation; Withholding. You will be entitled to health, insurance, 401(k), and other benefits provided to other executives of the Company of similar seniority on terms no less favorable than those available to such executives of the Company generally. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies. The Company retains the right to change, add or terminate any particular benefit.

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You will be entitled to earn vacation in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company, subject to a minimum entitlement of 4 weeks’ vacation and 10 paid holidays per year. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.

You will be eligible for the same coverage as other officers and directors under the Company’s D&O insurance policy. Should you be subject to a governmental investigation due to the good faith performance of your duties for the Company, the Company shall advance you reasonable counsel fees. You agree to repay such fees to the Company upon receipt of such funds from the D&O provider.

5. Allowance. The Company will pay you an additional $15,000 per month as additional compensation subject appropriate deductions.

6. Personal Data. You agree that your personal data such as your photograph, personal mobile/telephone numbers, personal email addresses, residential address, identity document numbers and fingerprints which have been or is in the future obtained by the Company may be held and processed by the Company or any of its group companies (and where necessary its agents or appointed third parties) either by computer or manually for any purpose relating to the administration, management and operation of your employment, or in relation to the Company’s or the group companies’ legal obligations or business needs.

7. NDA Agreement. You agree to execute the attached NDA, which supersede the previous agreement executed by the parties.

8. At Will Employment.    Your employment with the Company is an “at-will” employment and may be terminated by either party at any time for any reason, with or without cause. Paragraphs 9 and 10 shall govern if a termination of employment occurs.

9. Termination.

a. Events of Termination. Your employment with the Company shall terminate upon any of the following:

(i) the effective date of a written notice by the Company to you stating the Company’s reasonable, good faith determination to terminate you for Cause (as defined below) (“Termination For Cause”);

(ii) the effective date of a written notice by the Company to you stating the Company’s reasonable, good faith determination, on the basis of advice by a physician appointed by the Company, that due to a mental or physical condition that the Company is not required to accommodate or cannot reasonably accommodate, you have been unable and failed to substantially render the services to be provided by you to the Company for a period of not less than 180 days in any consecutive 12-month period (“Termination for Disability”);

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(iii) your death;

(iv) the effective date of a notice to you stating that the Company is terminating your employment, without Cause, which notice can be given by the Company at any time at the Company’s sole discretion, for any reason or for no reason (“Termination without Cause”);

(v) the effective date of a notice from you to the Company stating that you are terminating your employment with the Company for Good Reason (as defined below) (“Resignation for Good Reason”); or

(vi) the effective date of a notice from you to the Company stating that you are electing to terminate your employment with the Company for any reason not constituting Good Reason (“Resignation without Good Reason”).

b. Certain Definitions. For purposes of this Agreement:

(i) “Cause” shall mean any of the following: (a) you willfully engage in misconduct that is in bad faith and materially injurious to the Company, including but not limited to, misappropriation of trade secrets, fraud or embezzlement; (b) conviction of, or entering a plea of nolo contendere or guilty to, a felony criminal offense, or any act of moral turpitude, in each case which could reasonably be expected to impact or interfere with your ability to perform your duties and responsibilities to the Company or to adversely or negatively affect the business, reputation, goodwill, community standing or other attributes of the Company; (c) you commit a material breach of any written agreement between you and the Company that causes harm to the Company, which breach is not cured within 30 days after receipt of written notice describing in detail such breach to you from the Company; (d) you willfully refuse to implement or follow a directive by Board, directly related to your duties, which breach is not cured within 30 days after receipt of written notice describing in detail such breach to you from the Company; or (e) you engage in material misfeasance or malfeasance demonstrated by a continued pattern of material failure to perform the essential job duties associated with your position, which breach is not cured within 30 days after receipt of written notice describing in detail such breach to you from the Company.

(ii) “Good Reason” shall mean any of the following: (a) a substantial diminution of or substantial detrimental change in your responsibilities, salary or benefits (other than a change in benefits generally applicable to all eligible employees); or (b) re-location by more than 50 miles of your principal office at 35 Cabot Road, Woburn MA 01801; provided that none of

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these events shall constitute Good Reason unless you provide the Company with written notice that Good Reason has occurred and the Company fails to cure such event within 30 days after receipt from you of the written notice; provided further, that “Good Reason” shall cease to exist for an event on the 60th day following the later of its occurrence or your knowledge thereof, unless you have given the Company written notice thereof prior to such date.

10. Effect of Termination of Employment.

a. Termination for Cause, Death or Disability, or Resignation without Good Reason. In the event you are subject to a Termination for Cause, Death or Disability, or in the event of your Resignation without Good Reason, you will be paid only: (i) any earned but unpaid Base Salary and earned but unused vacation, (ii) you shall not be entitled to the Performance Bonus for the fiscal year of termination but shall be entitled to any Performance Bonus earned for any fiscal year prior to the year of termination; and (iii) reimbursement for all reasonable and necessary expenses incurred by you in connection with your performance of services on behalf of the Company in accordance with applicable Company policies and guidelines, in each case as of the effective date of such termination of employment (the “Accrued Compensation”).

b. Termination without Cause or Resignation for Good Reason. In the event of your Termination without Cause or your Resignation for Good Reason, you will receive the Accrued Compensation. In addition, provided that, within 30 days following the termination of your employment, you deliver to the Company a signed settlement agreement and general release of claims in favor of the Company on the Company’s form agreement (the “Release”) and satisfy all conditions to make the Release effective, you shall be entitled to (i) continued payment of your then-current Base Salary for a period of 12 months following the date of your termination in accordance with the Company’s standard payroll schedule; and (ii) provided you timely elect to continue health insurance coverage under COBRA (if applicable), reimbursement for the usual Company contribution for health insurance for 12 months following your termination of employment or, if earlier, until you are eligible to be covered under another substantially equivalent medical insurance plan by a subsequent employer.

11. Section 409A. To the extent (i) any payments to which you become entitled under this Agreement, or any agreement or plan referenced herein, in connection with your termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code and (ii) you are deemed at the time of such termination of employment to be a “specified” employee under Section 409A of the Code, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the 6-month period measured from the date of your “separation from service” (as such term is at the time defined in regulations under Section 409A of the Code) with the Company; or (ii) the date of your death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) tax for which you would otherwise be liable under Section 409A(a)(1)(B)

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of the Code in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to you or your beneficiary in one lump sum (without interest).

Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this Agreement (or otherwise referenced herein) is determined to be subject to (and not exempt from) Section 409A of the Code, the amount of any such expenses eligible for reimbursement, or the provision of any in-kind benefit, in one calendar year shall not affect the expenses eligible for reimbursement or in kind benefits to be provided in any other calendar year, in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in which you incurred such expenses, and in no event shall any right to reimbursement or the provision of any in-kind benefit be subject to liquidation or exchange for another benefit.

To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A, the provision will be read in such a manner so that all payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.

Payments pursuant to this Agreement (or referenced in this Agreement) are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the regulations under Section 409A.

12. Choice of Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflict of laws.

Sincerely,

SES Holdings Pte. Ltd.

SES Holdings Pte. Ltd.

/s/ Christian Tang-Jespersen
Director

Agreed and Accepted by

/s/ Qichao Hu
Qichao Hu

Date: March 19, 2021